UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2006

MEDINA INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50482

(Commission File Number)

98-0377767

(IRS Employer Identification No.)

1305-1090 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3V7

(Address of principal executive offices and Zip Code)

604-685-9316

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 19, 2006, we closed a private placement consisting of 1,415,715 shares of our common stock at a price of $0.03 per share for gross proceeds of $42,471.45. We received promissory notes for the full amount, payable upon our demand. We issued the securities to eight (8) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 and to one (1) U.S. Accredited Investor (as this term is defined in Regulation D under the 1933 Act).

Item 5.01 Change in Control of Registrant

On January 19, 2006, pursuant to a share purchase agreement, two of our directors, Nick DeMare and Brad Colby, have agreed to sell a total of 1,000,000 common shares of our Company to BioTech Knowledge LLC. BioTech

Knowledge is a limited liability company incorporated under the laws of the state of Delaware, whose sole member is Dr. Ehud Keinan. The total consideration for the shares was $10,000. BioTech Knowledge LLC is now our largest shareholder with approximately 33% of our common stock.

Biotech Knowledge issued promissory notes to Brad Colby and Nick DeMare, payable on demand, in consideration for the shares and the shares will be held in escrow until payment for the promissory notes is demanded.

Item 9.01 Financial Statements and Exhibits.

10.1	Form of Subscription Agreement
10.2	Form of Subscription Agreement for Avinoam Rapaport
10.3	Form of Subscription Agreement for BioTech Knowledge LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDINA INTERNATIONAL CORP.

By: /s/ Nick DeMare

Nick DeMare

Secretary, Treasurer, Chief Financial Officer

Date: January 19, 2006